Exhibit h(1)


                 FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 2nd day of October, 2000 by and between TT International U.S.A. FEEDER Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Company"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Company desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     WHEREAS, the Bank is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

     WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Company intends to initially offer shares in the series listed on Appendix A hereto (such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 17, being herein referred to as the "Fund(s)");

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the Bank agree as follows:

1.    Terms of Appointment; Duties of the Bank.

      1.1 Subject to the terms and conditions set forth in this Agreement, the Company on behalf of the Funds hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Company ("Shareholders") and set out in the currently effective prospectus and statement of additional information, as each may be amended from time to time, (the "Prospectus") of the Company, including without limitation any periodic investment plan or periodic withdrawal program.

      1.2 The Bank agrees that it will perform the following services:

            (a) In connection with procedures established from time to time by agreement between the Company and the Bank, the Bank shall:

                  (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Company appointed by the Board of Directors of the Company (the "Custodian");

                  (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                  (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;


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                  (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (vi) Prepare and transmit payments for dividends and distributions declared by the Company on behalf of a Fund;

                  (vii) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Company. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

                  (viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Company, or any person retained by the Company. Upon reasonable notice by the Company, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Company, or any person retained by the Company;

                  (ix) At the expense of and at the request of the Company, maintain an adequate supply of blank share certificates for each Fund providing for the issuance of certificates to meet the Bank's requirements therefor. Such share certificates shall be properly signed by facsimile. The Company agrees that, notwithstanding the death, resignation, or removal of any officer of the Company whose signature appears on such certificates, the Bank may continue to countersign certificates which bear such signatures until otherwise directed by the Company. Share certificates may be issued and accounted for entirely by the Bank and do not require any third party registrar or other endorsing party;

                  (x) Issue replacement share certificates in lieu of certificates which have been lost, stolen, mutilated or destroyed, without any further action by the Board of Directors or any officer of the Company, upon receipt by the Bank of properly executed affidavits and lost certificate bonds, in form satisfactory to the Bank with the Company and the Bank as obligees under the bond, and the Company agrees to indemnify the Bank against any and all losses or claims which may arise by reason of the issuance of such new certificates in the place of the ones allegedly lost, stolen or destroyed; and

                  (xi) Record the issuance of Shares of the Company and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding. The Bank shall also provide the Company on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company and its distributors.

            (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and,

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as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on all accounts, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable the Company to monitor the total number of shares sold in each State. The Company shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for a Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund(s) and the reporting of such transactions to the Fund(s) and the Company's administrator (including the Daily Sales Reports as defined in the Company's Administration Agreement) as provided above.

            (c) Additionally, the Bank shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

2. Sale of Company Shares .

      2.1 Whenever the Company shall sell or cause to be sold any Shares of a Fund, the Company shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

      2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the Company, or its designee, and the Custodian of all purchases and related account adjustments.

      2.3 Under procedures as established by mutual agreement between the Company and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares.

      2.4 The Bank shall not issue any Shares of the Company where it has received a written instruction from the Company or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.


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      2.5 Upon the issuance of any Shares of any Fund(s) in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Company in connection with such issuance.

      2.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Company, any other rules and regulations.

3. Returned Checks. In the event that any check or other order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Company from financial loss or as the Company or its designee may instruct. Provided that the standard procedures, as agreed upon from time to time, between the Company and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, the Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

4. Redemptions. Shares of any Fund may be redeemed in accordance with the procedures set forth in the Prospectus of the Company and the Bank will duly process all redemption requests.

5. Transfers and Exchanges. The Bank is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between the Company and any other entity as may be permitted by the Prospectus of the Company. If Shares to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

6. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Company (whether in-house or outside), do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Company shall indemnify the Bank for any act done or omitted by it in reliance upon such laws or opinions of counsel of the Company (whether in-house or outside).

7.    Distributions.

      7.1 The Company will promptly notify the Bank of the declaration of any dividend or distribution. The Company shall furnish to the Bank a resolution of the Board of Directors of the Company certified by the Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or

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distribution, the date of payment thereof, the record date as of which
Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

      7.2 The Bank, on behalf of the Company, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Fund Shareholders, and maintain and safeguard all underlying records.

      7.3 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

      7.4 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Company, including without limitation daily dividends.

      7.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Directors of the Company.

      7.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Company as of the record date, the Bank shall, upon notifying the Company, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

8. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

9. Taxes. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Company and shall withhold such sums as are required to be withheld by applicable law.

10.   Books and Records.

      10.1 The Bank shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account; (vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law.

      10.2 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act regardless of whether this Agreement has been terminated in whole or in part. Such records may be inspected by the Company during regular business

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hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the Company's demand, turn over to the Company and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Company, or destroyed in accordance with the Company's authorization.

      10.3 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualify to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

11.   Fees and Expenses.

      11.1 For performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached as Appendix B hereto. Such fees and out-of-pocket expenses and advances identified under Section 11.2 below may be changed from time to time subject to mutual written agreement between the Fund(s) and the Bank.

      11.2 In addition to the fee paid under Section 11.1 above, the Fund(s) agree to reimburse the Bank for reasonable out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund(s) including, without limitation, any equipment or supplies which the Company specifically orders or requires the Bank to purchase, will be reimbursed by the Fund(s).

      11.3 The Fund(s) agree to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall, upon request by the Bank, be advanced to the Bank by the Fund(s) at least seven (7) days prior to the mailing date of such materials. Any waiver or extension by the Bank of the thirty and seven day time periods enumerated in this section 11.3 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

12. Representations and Warranties of the Bank.

      The Bank represents and warrants to the Company that:

      12.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

      12.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

      12.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      12.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

13. Representations and Warranties of the Company.

      The Company represents and warrants to the Bank that:


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      13.1 It is a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts as set forth in the preamble hereto.

      13.2 It is empowered under applicable laws and by its declaration of trust and by-laws to enter into and perform this Agreement.

      13.3 All proceedings required by said declaration of trust and by-laws have been taken to authorize it to enter into and perform this Agreement.

      13.4  It is a open-end investment company registered under the 1940 Act.

      13.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Company being offered for sale.

      13.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, in accordance with the declaration of trust of the Company.

14.   Indemnification.

      14.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Company, any Fund or any third party for, and the Company and each Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against, any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim resulting from the gross negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party. Without limiting the foregoing, neither the Bank nor the Indemnified Parties shall be liable for, and the Bank and the Indemnified Parties shall be indemnified against, any Claim resulting from the performance of the Bank hereunder and arising as a result of one or more of the following and not resulting from the gross negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party:

            (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of, information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to such party by or on behalf of the Fund(s), or (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm (other than the Bank or its affiliates) on behalf of the Fund(s).

            (b) Any action taken or omitted to be taken by the Bank in reasonable reliance upon any law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

            (c) The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

            (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests, whether written or oral, of the Fund(s).


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            (e) The offer or sale of Shares by the Company in violation of (i)
any requirement under the federal securities laws or regulations; (ii) any requirement under the securities laws or regulations of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

      14.2 At any time the Bank may apply to any officer of the Company for instructions, and may consult with legal counsel of the Company (whether in-house or outside) with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Company, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

      14.3 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

      14.4 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

      14.5 In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

15. Covenants of the Company and the Bank.

      15.1 The Company shall promptly furnish to the Bank the following:

            (a) A certified copy of the resolution of the Directors of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

            (b) A copy of the charter documents and by-laws of the Company and all amendments thereto.


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            (c) Copies of each vote of the Directors designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

            (d) Certificates as to any change in any officer or Director of the Company.

            (e) If applicable a specimen of the certificate of Shares in each Fund of the Company in the form approved by the Directors, with a Certificate as to such approval.

            (f) Specimens of all new certificates for Shares, accompanied by the Directors' resolutions approving such forms.

            (g) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Company.

            (h) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations ( if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

            (i) An opinion of counsel (whether in-house or outside) for the Company with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

            (j) Copies of the Fund(s) registration statement on Form N-1A (if applicable)as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

            (k) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

      15.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      15.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Company on and in accordance with its request.

      15.4 The Bank and the Company agree that all non-public books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. In no case shall this section 15.4 limit the right of the Company to disclose its own records, whether or not prepared or maintained by the Bank.

      15.5 In case of any requests or demands for the inspection of the Shareholder records of the Company, the Bank will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as

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to suchrequest or demand. The Bank reserves the right, however, to exhibit the
Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

16.   Term of Agreement.

      16.1 Termination of Agreement. The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

            Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety days of receipt of such notice.

            If a majority of the Board of the Company reasonably determines that the performance of the Bank under this Agreement has been unsatisfactory, written notice (the "Notice") of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within thirty (30) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Board, the Company, with the authorization of the Board, may terminate this Agreement upon an additional 30 days' notice.

      16.2 Should the Company exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Company. Additionally, the Bank reserves the right to recover from the Company any other reasonable out-of-pocket expenses associated with such termination.

17. Additional Funds. In the event that the Company establishes one or more series of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder and Appendix A shall be appropriately amended.

18.   Assignment.

      18.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      18.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      18.3 The Bank, may without further consent on the part of the Company, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain responsible for the performance of any such third parties and any fees associated therewith.

19. Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

20. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

21. Merger of Agreement and Severability.

      21.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

      21.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

      21.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

22. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

            For the Fund(s):

                  TT International Investment Management
                  Martin House, Martin Lane
                  London, England  EC4R 0DP
                  Attention:  Head of Compliance and Legal

            With a copy to:

                  Bingham Dana LLP
                  150 Federal Street
                  Boston, MA 02110
                  Attention: John Holton

            For the Bank:

                  Investors Bank & Trust Company
                  200 Clarendon Street, P.O. Box 9130
                  Boston, Massachusetts  02117-9130
                  Attention: Christopher Smith, Director, Client Management With a copy to: John E. Henry, General Counsel


      24. Limitation of Liability. This Agreement is executed and made by the Trustees of the Company not individually but as Trustees under the Company's Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Company individually but bind only the trust estate of the Company. The Bank agrees that the obligations assumed by the Company hereunder shall be limited in all cases to the assets of the Company and that the Bank shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Company.

      25. Several Obligations of the Portfolios. This Agreement is an agreement entered into between the Bank and the Company with respect to each Portfolio. With respect to any obligation of the Company on behalf of any Portfolio arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates as though the Bank had separately contracted with the Company by separate written instrument with respect to each Portfolio.

     26. Existence and Authority Representation. Each party represents and warrants as follows: (i) such party was duly organized, and legally exists, under the laws of the jurisdiction in which it was formed; (ii) such party has full power and authority to enter into, and to perform and observe the terms and conditions of, this Agreement; (iii) such party has duly executed and delivered this Agreement; (iv) this Agreement is the valid and binding obligation of such party enforceable according to its terms, subject to standard exceptions relating to equitable remedies and laws of bankruptcy and insolvency; (v) the execution, delivery, and performance of this Agreement by such party will not violate or conflict with, or result in a default under, any other agreement or contract to which such party is a party or to which its assets are subject; and (vi) such party is not required to make any governmental filings, or to obtain any governmental or other third party consents or approvals, as a condition to entering into, or performing and observing the terms of, this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.



                                    TT International U.S.A. FEEDER Trust



                                    By:  __________________________
                                    Name:
                                    Title:



                                    Investors Bank & Trust Company



                                    By:  __________________________
                                    Name:
                                    Title:

                                   Appendices


      Appendix A........................................Series or Portfolios

      Appendix B........................................Fee Schedule

                                   Appendix A

                                   PORTFOLIOS

   TT EAFE Mutual Fund
   TT Europe Mutual Fund

                                   Appendix B

                                  FEE SCHEDULE

                                TT International
                            Master-Feeder Structure
                                  Fee Schedule


==============================================================================
    CUSTODY, FUND ACCOUNTING, DAILY CALCULATION OF N.A.V., ADMINISTRATION, &
                         INSTITUTIONAL TRANSFER AGENCY
==============================================================================

                            Fees at the Master Level

A. Custody & Fund Accounting

   o  The following basis point fee is based on Net Assets:

      First $250 Million in Assets        4 Basis Points
      Next $250 Million in Assets         3 Basis Points
      Above $500 Million in Assets        2 Basis Points

    There will be an annual minimum of $50,000.

B.  Domestic Custody Transactions

    o  Transaction Fees:

           DTC/Fed Book Entry                        $10.00
           Physical Securities                       $35.00
           Options and Futures                       $18.00
           GNMA Securities                           $40.00
           Principal Paydown                         $ 5.00
           Third Party Foreign Exchange              $18.00**
           Outgoing Wires                            $ 7.00
           Incoming Wires                            $ 5.00

**Investors Bank does not charge transaction charges for Foreign Exchanges executed with Investors Bank's Treasury Department.

C. Foreign Subcustodian Fees

     o Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, scrip fees, handling of proxies, postage, delivery and legal fees and other market charges are out-of-pocket.

     o Investors Bank will require the portfolios to hold all assets at the subcustodian of our choice.

     o    Fees for additional markets to be discussed with your client manager.

D. Mutual Fund Administration

     o The following basis point fee is based on the assets of each portfolio.

               First $250 Million in Assets        6 Basis Points
               Next $250 Million in Assets         4 Basis Points
               Above $500 Million in Assets        3 Basis Points

           There will be an annual minimum of $60,000.

     o There will be a one-time fee of $3,750 for start-up legal services relating to the Organizational Board Meeting of the master.

                            Fees at the Feeder Level

A.  Fund Accounting & Calculation of N.A.V.

    There will be a $16,000 charge per feeder.


B.  Mutual Fund Administration

    The following annual fees will apply per feeder:

        Tax, Compliance & Financial Reporting                $30,000*

        Legal Services (Board Support, Registrations,        $35,000**
        24f-2, Annual Report Review, Fidelity Bond Filing)

        There will be a one-time fee of $3,750 for start-up legal services relating to the Organizational Board Meeting for a feeder.

            Blue Sky                                         $100 per permit

      *Due to the limited nature of the Tax, Compliance and Financial Reporting services that will be provided to the LKCM International Fund, the annual fee will be $10,000 for that feeder.

               **It is assumed that Investors Bank will not provide Legal Services to the LKCM International Fund.

C.  Institutional Transfer Agency

    There will be an annual fee of $25,000 for Transfer Agency Services for each feeder.

      It is assumed Investors Bank will not provide Transfer Agency services for the LKCM International Fund.


===============================================================================
                        OUT-OF-POCKET & BALANCE CREDITS
===============================================================================

A. Out-of-Pocket

   o  These charges consist of:
               -Third Party Review     -Pricing & Verification Services
               -Legal Expenses         -Customized Reporting
         -Printing, Delivery, Postage, Fax   -Data Transmissions
         -Forms and Supplies     -Performance Measurement
         -Telecommunication      -Printing of Annual Reports
         -Financial  statement report  modification as to style, layout or format (after initially agreed upon parameters).
         -Microfiche
         -Ad Hoc Reporting -Additional Mailings or Inserts
         -Returned Checks  -Tax Preparation (TA)
         -Solicitation & Proxy Tabulation   -Certificates and Rights Offerings
         -Storage Charge   -Copy fitting
         -Extraordinary Travel Expenses      -InvestView
         -Customized Statements, Transmissions/Extracts
         -Systems Development Costs

B. Domestic Balance Credit

     o We allow use of balance credit against fees (excluding out-of-pocket charges) for balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C. Systems

     o The details of any systems work will be determined after a thorough business analysis. Systems work will be billed on a time and material basis. Investors Bank provides an allowance of 10 systems hours for data extract set up and reporting extract set up. Additional systems hours will be billed on a time and material basis.

===============================================================================
                                 MISCELLANEOUS
===============================================================================

A. Cash Management

     o The assumption was made that Investors Bank would perform cash management for the portfolio. Investors Bank does not charge fees for transactions relating to this service.


** The above fees will be charged against the funds' checking account on the last day of each month. All fees are to be billed monthly.

** This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

** A letter of intent accompanied by a $10,000 deposit to be credited against future fees is required to begin this implementation. This fee schedule is valid for 60 days from date of issue and assumes the execution of our standard contractual agreements for a minimum of three years. This fee estimate may change as further information becomes available.




   Accepted and Approved By:  ______________________________________

   Name:                      ______________________________________

   Title:                     ______________________________________

   Date:                      ______________________________________